Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2019 RESULTS,
ANNOUNCES $0.13 PER SHARE DIVIDEND

●	Revenues of $1.545 billion, net income of $41.6 million
●	Earnings per diluted share of $1.10
●	Long-term strategic initiatives contribute to aftermarket revenue and gross profit growth
●	Heavy-duty and medium-duty truck sales outperform the market
●	Board declares cash dividend of $0.13 per share of Class A and Class B common stock, increasing dividend by 8.3% over prior quarterly dividend

SAN ANTONIO, Texas, July 24, 2019 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2019, the Company achieved revenues of $1.545 billion and net income of $41.6 million, or $1.10 per diluted share, compared with revenues of $1.349 billion and net income of $29.4 million, or $0.72 per diluted share, in the quarter ended June 30, 2018. During the second quarter of 2018, the Company incurred an additional pre-tax charge to amortization expense and a charge to selling, general and administrative expense totaling of $10.7 million, or $0.20 per diluted share, associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income in the second quarter of 2018 was $37.7 million or $0.92 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.13 per share of Class A and Class B Common Stock, to be paid on September 10, 2019, to all shareholders of record as of August 9, 2019.

“We are proud of our solid financial results and everyone at the Company who worked hard to achieve such a successful quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “A healthy economy, widespread activity in the commercial vehicle market and the continued execution of our aftermarket strategic initiatives positively impacted our results in the second quarter. Our truck sales outpaced the commercial vehicle market in both Class 8 and Class 4-7, and we achieved record performance in medium-duty truck sales this quarter,” Rush said. “I am also pleased to announce that our Board of Directors approved a $0.01 increase in our quarterly cash dividend, our first increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents an 8.3% increase over the first quarter of 2019 dividend. The Company expects to increase the dividend on an annual basis over time, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change,” explained Rush.

“As always, it is important that I thank our employees for their unmatched service to our customers and unwavering commitment to the successful execution of our strategic initiatives,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 65% of the Company’s total gross profit in the second quarter of 2019, with parts, service and collision center revenues reaching $448.2 million, up 6.0% compared to the second quarter of 2018. The Company achieved a quarterly absorption ratio of 122.4% in the second quarter of 2019.

“Industry-wide aftermarket parts and service demand across the country increased marginally in the second quarter of 2019, compared to the same time period last year, while our second quarter aftermarket parts and service revenues outpaced the industry and increased 6% compared to the second quarter of 2018. This growth is directly attributable to our continued success executing on our long-term strategic initiatives. I am pleased with our aftermarket performance in the second quarter, especially when considering the slower growth in industry-wide aftermarket demand and the significant decline in demand from the energy sector compared to the second quarter of 2018,” Rush said.

“In the first six months of 2019, we added 117 service technicians to our dealership network and continued to support customers with RushCare Xpress Services, which offers same-day preventive maintenance and expedited diagnostics,” Rush said. “We also enhanced our RushCare Complete program with a dedicated service concierge team, telematics support and other services to enhance our ability to keep our customers up and running,” added Rush.

“RushCare Parts Connect, our comprehensive online ecommerce source for all-makes parts, is gaining traction with customers, and we are optimistic about its potential to generate revenues in the future. Additionally, we continue to enhance our parts sales efforts with customer and purchasing data and analytics and expand our product breadth and availability across the country to achieve higher fill rates and keep our customers up and running,” said Rush.

“Our aftermarket initiatives continue to contribute significantly to our financial results, and while we will continue to monitor the industry, we believe our aftermarket sales growth through the rest of 2019 will be on pace with our second quarter performance,” Rush noted.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales were 72,835 units in the second quarter, up 19.8% over the same period last year, according to ACT Research. The Company sold 4,119 Class 8 trucks in the second quarter, an increase of 28.0% compared to the second quarter of 2018, and accounted for 5.7% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for new Class 8 vehicles to be 275,100 units in 2019, a 7.5% increase compared to 2018.

“Our new Class 8 truck sales outpaced the market in the second quarter of 2019, primarily driven by vocational and large fleet deliveries throughout the market segments we support. However, due to the high volume of trucks sold over the past two years, there is excess freight capacity in the market, and Class 8 truck orders have dramatically decreased in recent months. While we believe our third quarter Class 8 truck sales results will be on pace with the second quarter, current market conditions and various economic indicators suggest that Class 8 truck sales may decline as soon as the fourth quarter of 2019,” said Rush.

The Company sold 3,866 Class 4-7 medium-duty commercial vehicles in the second quarter of 2019, an increase of 11.3% compared to the second quarter of 2018, and accounted for 5.5% of the U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 262,300 units in 2019, a 1.5% increase over 2018.

“Strong demand from all of the medium-duty market segments we support, especially construction and rental customers, and our ability to deliver Ready-to-Roll medium-duty trucks across the country contributed to our record-setting Class 4-7 results this quarter. We believe our medium-duty sales will remain strong through the second half of 2019,” said Rush.

The Company sold 2,101 used vehicles in the second quarter of 2019, an increase of 2.2% over the second quarter of 2018. “Due to the large volume of new trucks sold over the past few years, there is currently an oversupply of used trucks in the market, which is beginning to put pressure on used truck values. We continue to believe our used truck inventory is well positioned to meet demand, and we are closely monitoring pricing changes in the market,” said Rush.

Network Expansion

The Company expanded its network in the second quarter with the addition of Rush Truck Center – Jacksonville East, a full service Peterbilt dealership. “We also continue to invest in renovating certain of our existing dealerships to enhance both the services and experiences we provide our existing customers, as well as to provide a platform to reach new customers,” said Rush.

Financial Highlights

In the second quarter of 2019, the Company’s gross revenues totaled $1.545 billion, a 14.5% increase from gross revenues of $1.349 billion reported in the second quarter of 2018. Net income for the second quarter of 2019 was $41.6 million, or $1.10 per diluted share, compared to net income of $29.4 million, or $0.72 per diluted share, in the second quarter of 2018. During the second quarter of 2018, the Company incurred an additional pre-tax charge to amortization expense and selling, general and administrative expense of $10.7 million, or $0.20 per diluted share, associated with the upgrade and replacement of certain components of the Company’s ERP Platform. Excluding the charge related to the ERP Platform, the Company’s adjusted net income in the second quarter of 2018 was $37.7 million or $0.92 per diluted share.

Aftermarket products and services revenues were $448.2 million in the second quarter of 2019, compared to $422.9 million in the second quarter of 2018. The Company delivered 4,119 new heavy-duty trucks, 3,866 new medium-duty commercial vehicles, 719 new light-duty commercial vehicles and 2,101 used commercial vehicles during the second quarter of 2019, compared to 3,218 new heavy-duty trucks, 3,474 new medium-duty commercial vehicles, 679 new light-duty commercial vehicles and 2,055 used commercial vehicles during the second quarter of 2018.

The Company increased its lease and rental revenues by 4.4% in the second quarter of 2019, compared to the second quarter of 2018, primarily due to healthy lease fleet demand, management of operating costs and execution of its lease fleet service model. Rush Truck Leasing operates 45 PacLease and Idealease franchises with more than 8,100 trucks in its lease and rental fleet and more than 1,100 trucks under contract maintenance agreements.

During the second quarter of 2019, the Company repurchased $12.1 million of its common stock, bringing the total amount of repurchases to $104.0 million since the adoption of a plan to repurchase up to $150.0 million of stock in November of 2018. In addition, the Company paid a cash dividend of $4.4 million during the second quarter and today declared a dividend of $0.13 per share, its fifth consecutive quarterly dividend and an 8.3% increase over the $0.12 per share dividend declared in each of the previous four quarters. “We continue to have confidence in our ability to execute on our capital allocation strategy by returning capital to our shareholders while growing our business and investing in our company’s future,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 25, 2019, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Conference ID 4691269) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2019. Listen to the audio replay until August 1, 2019, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Conference ID 4691269.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$111,346	$131,726
Accounts receivable, net	226,178	190,650
Note receivable affiliate	16,365	12,885
Inventories, net	1,512,445	1,339,923
Prepaid expenses and other	15,788	10,491
Assets held for sale	419	2,269
Total current assets	1,882,541	1,687,944
Property and equipment, net	1,237,189	1,184,053
Operating lease right-of-use assets, net	51,590	–
Goodwill, net	292,142	291,391
Other assets, net	67,233	37,962
Total assets	$3,530,695	$3,201,350

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,190,136	$1,023,019
Line of credit	60,000	–
Current maturities of long-term debt	149,743	161,955
Current maturities of finance lease obligations	20,326	19,631
Current maturities of operating lease obligations	9,524	–
Trade accounts payable	144,743	127,451
Customer deposits	28,886	36,183
Accrued expenses	94,893	125,056
Total current liabilities	1,698,251	1,493,295
Long-term debt, net of current maturities	457,531	439,218
Finance lease obligations, net of current maturities	53,357	49,483
Operating lease obligations, net of current maturities	42,271	–
Other long-term liabilities	19,552	11,118
Deferred income taxes, net	146,209	141,308
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2019 and 2018	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 28,022,583 Class A shares and 8,396,099 Class B shares outstanding in 2019; and 28,709,636 Class A shares and 8,290,277 Class B shares outstanding in 2018	462	458
Additional paid-in capital	384,940	370,025
Treasury stock, at cost: 4,682,727 Class A shares and 5,150,728 Class B shares in 2019 and 3,791,751 Class A shares and 5,030,787 Class B shares in 2018	(283,952)	(245,842)
Retained earnings	1,012,195	942,287
Accumulated other comprehensive income	(121)	–
Total shareholders’ equity	1,113,524	1,066,928
Total liabilities and shareholders’ equity	$3,530,695	$3,201,350

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues:
New and used commercial vehicle sales	$1,024,801	$857,025	$1,863,084	$1,630,125
Parts and service sales	448,166	422,940	886,520	823,235
Lease and rental	61,591	58,993	121,024	116,517
Finance and insurance	6,401	5,492	13,011	10,233
Other	3,602	4,381	9,239	9,502
Total revenue	1,544,561	1,348,831	2,892,878	2,589,612
Cost of products sold:
New and used commercial vehicle sales	951,121	791,608	1,719,538	1,502,522
Parts and service sales	272,636	265,183	545,825	519,627
Lease and rental	51,298	48,663	101,093	97,091
Total cost of products sold	1,275,055	1,105,454	2,366,456	2,119,240
Gross profit	269,506	243,377	526,422	470,372
Selling, general and administrative expense	193,981	178,654	381,162	350,324
Depreciation and amortization expense	13,594	21,693	26,519	44,601
Gain (loss) on sale of assets	(139)	396	(82)	368
Operating income	61,792	43,426	118,659	75,815
Equity in earnings of unconsolidated entities	690	–	739	–
Interest expense, net	8,072	4,494	15,430	8,800
Income before taxes	54,410	38,932	103,968	67,015
Provision for income taxes	12,789	9,543	25,243	16,587
Net income	$41,621	$29,389	$78,725	$50,428

Earnings per common share:
Basic	$1.13	$.75	$2.14	$1.27
Diluted	$1.10	$.72	$2.08	$1.23

Weighted average shares outstanding:
Basic	36,852	39,399	36,847	39,567
Diluted	37,695	40,690	37,764	40,967

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2019	June 30, 2018
New heavy-duty vehicles	$611,198	$474,368
New medium-duty vehicles (including bus sales revenue)	288,003	257,012
New light-duty vehicles	28,894	27,397
Used vehicles	89,924	92,753
Other vehicles	6,782	5,495

Absorption Ratio	122.4%	122.8%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP),” which are financial measures that are not in accordance with U.S. generally accepted accounting principles, since they exclude the charges related to the upgrade and replacement of the ERP platform in 2018. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

	Three Months Ended
Adjusted Net Income (in thousands)	June 30, 2019	June 30, 2018
Net Income	$41,621	$29,389
Charges related to upgrade and replacement of ERP platform, net of tax	–	8,011
Adjusted Net Income (non-GAAP)	$41,621	$37,400

Per Diluted Share
Net Income	$1.10	$0.72
Charges related to upgrade and replacement of ERP platform, net of tax	–	0.20
Adjusted Net Income (non-GAAP)	$1.10	$0.92

	Six Months Ended
Adjusted Net Income (in thousands)	June 30, 2019	June 30, 2018
Net Income	$78,725	$50,428
Charges related to upgrade and replacement of ERP platform, net of tax	–	15,682
Adjusted Net Income (non-GAAP)	$78,725	$66,110

Per Diluted Share
Net Income	$2.08	$1.23
Charges related to upgrade and replacement of ERP platform, net of tax	–	0.38
Adjusted Net Income (non-GAAP)	$2.08	$1.61

Debt Analysis (in thousands)	June 30, 2019	June 30, 2018
Floor plan notes payable	$1,190,136	$867,992
Line of credit	60,000	–
Current maturities of long-term debt	149,743	155,743
Current maturities of finance lease obligations	20,326	17,137
Current maturities of operating lease obligations	9,524	–
Long-term debt, net of current maturities	457,531	434,743
Finance lease obligations, net of current maturities	53,357	57,548
Operating lease obligations, net of current maturities	42,271	–
Total Debt (GAAP)	1,982,888	1,533,163
Adjustments:
Debt related to lease & rental fleet	(638,513)	(579,434)
Floor plan notes payable	(1,190,136)	(867,992)
Adjusted Total Debt (Non-GAAP)	154,239	85,737
Adjustment:
Cash and cash equivalents	(111,346)	(148,316)
Adjusted Net Debt (Cash) (Non-GAAP)	$42,893	$(62,579)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2019	June 30, 2018
Net Income (GAAP)	$167,359	$186,079
(Benefit) provision for income taxes	52,763	(39,306)
Interest expense	26,312	15,495
Depreciation and amortization	52,407	69,734
(Gain) loss on sale of assets	153	(294)
EBITDA (Non-GAAP)	298,994	231,708
Adjustments:
Interest expense associated with FPNP	(24,631)	(13,513)
Adjusted EBITDA (Non-GAAP)	$274,363	$218,195

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2019	June 30, 2018
Net cash (used in) provided by operations (GAAP)	$(6,562)	$211,998
Acquisition of property and equipment	(275,115)	(246,563)
Free cash flow (Non-GAAP)	(281,677)	(34,565)
Adjustments:
Draws on floor plan financing, net	326,602	106,203
Proceeds from L&RFD	194,563	169,723
Principal payments on L&RFD	(164,701)	(155,884)
Non-maintenance capital expenditures	44,823	33,613
Adjusted Free Cash Flow (Non-GAAP)	$119,610	$119,090

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2019	June 30, 2018
Total Shareholders' equity (GAAP)	$1,113,524	$1,060,078
Adjusted net debt (cash) (Non-GAAP)	42,893	(62,579)
Adjusted Invested Capital (Non-GAAP)	$1,156,417	$997,499

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.